                             ATTORNEY-CLIENT FEE AGREEMENT
                             -----------------------------

         This amended Agreement ("Agreement") is entered into by and between The
Law Office of Gregory Bartko ("Firm"), of 3475 Lenox Road, Suite 400, Atlanta
Georgia 30326, and RRUN Ventures Network, Inc., a Nevada corporation, with its principal business location at 62 West 8th Avenue, 4th Floor, Vancouver, British
Columbia, Canada V5Y 1M7 ("Client"), for the the retention and agreement to provide legal services and Client's agreement to pay for such services and related expenses.

         1.       Services to be Performed. The Firm will provide the following legal services (the "Services"): (i) provide legal advice and services in connection with a variety of securities laws and regulatory compliance with emphasis on the Client's public reporting responsibilities under the Securities
Exchange Act of 1934, as amended; (ii) financial consulting and corporate advice with regard to mergers and acquisitions that the Client may hereafter undertake or explore undertaking; and (iii) the negotiation, preparation and finalization of transaction documents ordinarily and customarily entered into in order to consummate any mergers or acquisitions or divestitures that the Client undertakes after the date of this Agreement. The Services shall not include any taxation issues or Canadian or United States taxation advice with respect to any aspect of a proposed transaction. The Firm will also provide such other and further services as may be agreed upon between the Firm and the Client, which services will be subject to this Agreement. If additional services are requested by the Client beyond the scope of the Services contemplated by this paragraph, the parties shall agree on the specific terms and conditions for rendering such additional services and reasonable compensation therefore.

         2.       Fees for Services. Unless otherwise agreed, the Firm's fees for the Services performed for the Client ("Fees") are typically based on the number of hours or partial hours which are devoted to the Client in the performance of the Services, multiplied by the Firm's standard hourly rates for its attorneys or other personnel. At the date of this Agreement, the standard hourly rate billed by the Firm is $250.00 USD per hour. However, in the case of the Services described above, the Firm agrees to perform all the Services in exchange for the issuance and delivery to the Firm of shares of the Client's common stock, par value $.0001 par value per shares (the "Shares"), registered for issuance to the Firm without restrictive legend, on Form S-8 under the
Securities Act of 1933, as amended. Accordingly, the following shall set forth the agreement of the parties with respect to: (a) the delivery of Shares in exchange for Services rendered prior to the date of this Agreement; and (b) the delivery of Shares for Services to be rendered from and after the date of this
Agreement:
                  (i)      Up to 14,000,000 Shares of the Client's common stock,
registered on Form S-8, will be delivered by the Client to the Firm on a periodic basis during the term of this Agreement, as required by the amount of
Services delivered to the Client from time to time requested by the Client, and as evidenced by invoices to be presented by the Firm to the Client no less frequently than monthly. Provided however, Client shall have the right to elect to pay the balance of the fees invoiced for the Services as cash fees, or a partial cash and stock fee, for the Services. For purposes of calculating the number of Shares of the Client's stock that will be due and deliverable to the
Firm for the Services, the price per Share of the Client's common stock shall be equal to the average between the lowest closing bid price and the best ask price for the Client's Shares, as quoted on the Electronic Bulletin Board maintained by the NASD, for the three trading days prior to the date of delivery of the
Shares by the Client.

         3.       Expenses. The Firm will incur various costs and expenses
("Expenses") in performing the Services. Such Expenses include, but may not be limited to, postage, courier, long distance telephone, cellular telephone, facsimile, photocopying and other document reproduction, parking and travel, computer assisted legal and factual research, clerical staff overtime required in performing the Services, transportation and meals related to overtime, and expenses (e.g. lodging). The Firm shall not incur any Expense that exceeds
$100.00 without the express consent of the Client.

         4.     Manner of Billing and Payment.   It may be helpful to describe
how our internal billing procedure works so that you will know how the billing data is generated and how the amount of each monthly statement is determined. In your case, we have agreed on a flat fee that was agreed to for the entirety of the Services we intend to render. In addition, the Expenses our Firm incurs in providing the Services will be shown on our monthly invoices rendered during the billing period.

         Each of our Clients is assigned a client code, and each separate matter for that Client is assigned a separate matter code. In addition, disbursements incurred by the Firm during each month are also recorded. This data (in this case expenses and disbursements) are then put into a time and billing system, and a pro forma statement is produced. The pro forma statement reflects, among other things, the Services performed as well as the costs and disbursements incurred. The person in charge of billing the Client then reviews the pro forma statement and, after applying the factors described above, determines the amount to be charged for the Expenses and disbursements incurred during the relevant billing period. A final statement for that billing period is then prepared, showing all of the Services performed, the attorney who performed each task and the nature and total amount of Expenses and disbursements. As you know, the cost of doing business is the cost of funds. We will tender statements for Expenses at such intervals as we deem appropriate, usually monthly. We expect that our statements will be paid in full forthwith and, in any event, each statement will be paid in full within thirty (30) days after its receipt by Client, unless, of course, other arrangements have been made in advance. The Finn typically delivers each statement within three to five days after the first of each month via facsimile transmission and will also mail a hard copy of the invoice by U.S.
Postal Service. Receipt of a statement by facsimile is deemed to be the date of receipt by the Client.

         5.       Responsibility of Client.  It is Client's responsibility to cooperate fully with the Firm in its work by, among other things, providing the
Firm with all requested information and making any of its employees or other affiliated persons reasonably available for consultations and interviews upon request.

         6.       Term of Agreement, Discharge and Withdrawal.  The term of this
Agreement shall be for twelve (12) months commencing as of the date hereof, however, the Client may discharge the Firm at any time. The Firm may withdraw with Client's consent or for good cause. Good cause includes, but is not limited to, any breach by Client of this Agreement (e.g. failure to make timely payment of Fees and Expenses), Client's refusal to cooperate with the Firm or follow the
Firm's advice on a material matter, or any fact or circumstance that would render the Firm's continuing representation undesirable, unlawful or unethical.

         7.       Attorney's Fees.  In the event of non-payment of Fees and/or
Expenses, and/or upon discharge or withdrawal, the Firm may bring an action against Client to collect any unpaid Fees and Expenses.

         8.       Arbitration of Disputes.  The Firm seldom has disagreements with its Clients, but some occasionally occur. We desire to resolve any such disagreements through amicable discussion; unfortunately, such disputes cannot always be resolved in that way. Our experience is that, in such situations, it is in the interest of both the Client and the Firm that the dispute be resolved through binding arbitration rather that by legal action in the courts. To that end, Client and the firm hereby agree that any and all disputes arising pursuant to any of the terms of this Agreement or which relate in any manner whatsoever to the Services provided by the Firm to Client which cannot be resolved in a reasonable time by discussion between the Firm and Client shall be submitted to binding arbitration, pursuant to the Federal Arbitration Act, before the
American Arbitration Association pursuant to its then existing rules. The parties further agree that such arbitration shall take place in Atlanta, Georgia and shall be governed by Georgia law, with principals of conflicts of law notwithstanding. Client and the Firm also specifically agree that the prevailing party in such arbitration and/or any related court proceeding shall be awarded its reasonable costs and attorneys' fees incurred in connection with the dispute.

         9.       Other Matters.  I regret the necessity of the above extensive coverage of Fees, Expenses, and our mutual responsibilities, and I realize that it may seem unduly commercial. However, we have found that stating such matters clearly at the outset of our representation aids the development of good relationships with our clients and avoids future misunderstandings.

         If you find the foregoing to be in order, please indicate your agreement on behalf of RRUN Ventures Network, Inc. by signing the attached photocopy and returning same to my attention.

         Throughout our relationship, I want you to be satisfied with our Fees as well as the professional services that we perform on behalf of RRUN Ventures
Network, Inc. Accordingly, I invite and encourage your prompt inquiry to me personally if you ever have any questions or concerns regarding either our
Services or the Fees.

         CLIENT HAS REVIEWED, UNDERSTANDS AND AGREES TO THE TERMS SET
FORTH IN THIS AGREEMENT.

Dated this 22nd day of November, 2002.

Law Office of Gregory Bartko                        RRUN Ventures Network, Inc.

By: /s/ Gregory Bartko                              By: /s/ Ray Hawkins
   -------------------------                       ----------------------------
        Gregory Bartko,  Esq.                               Ray Hawkins, President